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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1


                                October 23, 1998


Abgenix, Inc.
7601 Dumbarton Circle
Fremont, CA  94555


     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 23, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1996 Incentive Stock Plan (as to 2,553,819 shares), the 1998 Employee Stock Purchase Plan (as to 250,000 shares) and the 1998 Director Option Plan (as to 250,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Abgenix, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI
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